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                                                            Exhibit 10.17.2


                       FIRST AMENDMENT TO AGREEMENT
                  FOR PURCHASE AND SALE OF ELECTRIC POWER


     This FIRST AMENDMENT, dated as of June 11, 1991 ("Amendment") to the

Agreement of Purchase and Sale of Electric Power, dated October 28, 1986,

("Agreement") between O'BRIEN ENERGY SYSTEMS, INC. ("Seller") and JERSEY

CENTRAL POWER & LIGHT COMPANY ("JCP&L").



     WHEREAS, the Agreement provides for the purchase by JCP&L of the capacity and energy from a project being developed by SELLER at the DuPont

(Parlin) New Jersey plant site; and



     WHEREAS, the Agreement was assigned to O'Brien (Parlin) Cogeneration,

In by SELLER on December 1, 1988 which assignment was consented to by JCP&L on December 1, 1988; and



     WHEREAS, the Parties now desire to ratify and amend the Agreement in certain respects and make certain modifications thereto;



     NOW THEREFORE, in consideration of the mutual covenants contained herein, the Parties hereby agree as follows:



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     1.   Definition of "Company Availability Factor":  A new Article 3.7.5

is added to read as follows:  "Company Availability Factor" means the weighted average of the Equivalent Availability of all the Company's non-

nuclear electric generating facilities.



     2.   Definition of "Contract Capacity":  The definition of "Contract

Capacity" in Article 3.8 of the Agreement is amended to read as follows:

"When Operating Status Option I is selected, "Contract Capacity" means the maximum summer peak season (92 F ambient air temperature or 78 F incoming condensing water temperature) producing capability of the Generating

Facility, as specified in Paragraph 5A of Preface A to this Agreement, that

Seller shall demonstrate according to PJM guidelines in MWH/Hr.  When

Operating Status Option II is selected, "Contract Capacity" means the maximum summer peak season (92 F ambient air temperature or 78 F incoming condensing water temperature) producing capability of the Generating

Facility consisting of three components:  the "Base Contract Capacity"

which shall equal 92 megawatts; the "Supplemental Schedule A Capacity"

which shall represent capacity in excess of the Base Contract Capacity as determined by the Seller in accordance with Article 6.18, and the

"Supplemental Schedule B Capacity" which shall represent capacity in excess of the sum of the Base Contract Capacity and Supplemental Schedule A

Capacity.



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Supplemental Schedule B Capacity will be established by the Seller on a daily basis.



     3.   Definition of "Date of Initial Commercial Operation":  The

definition of "Date of Initial Commercial Operation" in Article 3.9 is

hereby amended to read as follows:  "Date of Initial Commercial Operation"

means the date specified by the Seller and agreed to by JCP&L after the

Seller has completed start-up and testing including the acceptance test of the Generating Facility by the engineering/construction firm, which date shall not precede the Initial Delivery Date.  The Seller shall notify JCP&L of the proposed Date of Initial Commercial Operation upon not less than 30 days prior written notice.  JCP&L's approval of such date shall not unreasonably be withheld.



     4.   Definition of "Dispatchable Capacity":  A new Article 3.9.5 is

added to read as follows:  "Dispatchable Capacity" means the total hourly output of the Supplemental Schedule A Capacity and Supplemental Schedule B

Capacity.



     5.   Definition of "Equivalent Availability" and "Facility

Availability Factor":  New Articles 3.10.1 and 3.10.2 are added to read as follows:  "Equivalent Availability" means the percentage of hours that a generating unit is available to operate taking into account any partial outage time as determined in accordance with



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the methodology set forth in Appendix III.  "Facility Availability Factor"

means the Equivalent Availability of the Facility.



     6.   Definition of "Forced Outage":  A new Article 3.10.5 is added to read as follows:  "Forced Outage" means the unscheduled removal of the

Generating Facility or a portion thereof from service or the inability of the Generating Facility to operate in accordance with the capacity-

temperature tables included as Appendix II.



     7.   Definition of "GPU System":  A new Article 3.11.5 is added to read as follows:  "GPU System" means the integrated electric generating system of General Public Utilities Corporation, a Pennsylvania corporation,

which is the parent of JCP&L.



     8.   "Maintenance Outage":  A new Article 3.17.5 is added to read as follows:  "Maintenance Outage" means the scheduled removal of the

Generating Facility from service in order to perform necessary repairs on specific components of the Generating Facility where removal of the

Generating Facility can be postponed to the weekend past the immediately succeeding weekend.  A Maintenance Outage must be scheduled with PJM through JCP&L and be accepted by JCP&L and PJM.



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     9.   Definition of "Maximum Hourly Production".  The definition of

"Maximum Hourly Production" in Article 3.19 is hereby amended to read as follows:  When Operating Status Option I is selected, "Maximum Hourly

Production" shall equal 92 megawatt hours per hour.  When Operating Status

Option II is selected.  "Maximum Hourly Production" shall equal a base component of 92 megawatt hours per hour and a dispatchable component [in megawatt hours per hour] consisting of the total of Supplemental Schedule A

Capacity and Supplemental; Schedule B Capacity.  Maximum Hourly Production

shall not exceed, in any event, 140 MWH per hour.



     10.  Definition of "Net Electric Energy".  The definition of "Net

Electric Energy" in Article 3.20 is hereby amended to read as follows:

"Net Electric Energy" or "Electricity" means the gross amount of electricity in kilowatt hours (kWh) generated by Seller's Generating

Facility less kWh consumed by the Host and Seller's Generating Facility and less transformation and transmission losses, if any, to the point of

Interconnection.



     11.  Definitions for "On-Peak Hours" and "Off-Peak Hours":



          (a)  A new Article 3.20.5 is added to read as follows:  "Off-Peak

Hours" means all hours other than On-Peak Hours.



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          (b)  A new Article 3.21.5 is added to read as follows:  "On-Peak

Hours" means all hours from 8 a.m. to 8 p.m., prevailing time, Monday through Friday, 52 weeks per year other than New Years Day, Memorial Day,

Independence Day, Labor Day, Thanksgiving Day, and Christmas.



     12.  Definition of "On-Peak Period".  The definition of "On-Peak

Period" in Article 3.22 is hereby amended to read as follows:  "On-Peak

Period" means all hours from 8 a.m. to 8 p.m., prevailing time, Monday through Friday, during the months of December through February and June through September, other than New Years Day, Independence Day, Labor Day and Christmas.



     13.  Definition of "PJM" or "PJM System".  A new Article 3.26.3 is

added to read as follows:



     "PJM" or "PJM System" means the Pennsylvania/New Jersey/Maryland

Interconnected Power Pool cooperatively operated under the Pennsylvania/New

Jersey/Maryland Interconnection Agreement dated as of September 26, 1956 as amended or supplemented from time to time.



     14.  Definition of "Planned Outage" and Amendments to Articles 3.32

and 3.36.  A New Article 3.26.5 is added to read as follows:



     "Planned Outage" means the scheduled removal of the Generating

Facility from service for inspection or repair.  A



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Planned Outage must be scheduled by the Seller 2 months in advance and be approved by JCP&L and PJM.



     Articles 3.22 and 3.36 are deleted in their entirety.



     15.  Definition of "Scheduled Dispatch Period", "Shut Down Period" and

"Start-Up Period".  New Articles 3.31.5, 3.32.5, and 3.35.5 are hereby added to read as follows:



     "Scheduled Dispatch Period" means the time duration of a request for delivery of output in excess of the Base Contract Capacity (92 MW)

beginning and ending at the time specified by JCP&L.  Such periods are exclusive of Start-Up and Shut-Down Periods and shall require thirty minutes notice in advance of commencement of a Start-Up Period.



     "Shut-Down Period" means the period, as determined by test, necessary to return the Generating Facility to Base Contract Capacity in accordance with good engineering practice and manufacturer's recommendations immediately following a Scheduled Dispatch Period.



     "Start-Up Period" means the period, as determined by test, necessary to ramp up the dispatchable portion of the Generating Facility and reach steady state operation in a



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manner consistent with good engineering practice and manufacturer's recommendations immediately preceding a Scheduled Dispatch Period.



     16.  Amendment to Article 4.1.  Article 4.1(B) is hereby amended to read as follows:  Notwithstanding the preceding paragraph and subject to the "force majeure" provisions stated in Article 12 hereof, JCP&L may terminate this Agreement by providing Seller 45 days written notice if the

Date of Initial Commercial Operation has not occurred prior to February 28,

1992."



     17.  Amendment to Article 5.3 (Interconnection Facility and Protective

Apparatus Design and Construction):  The following language is added to

Article 5.3 following the second full sentence thereof:  "Seller shall also reimburse JCP&L for all reasonable costs associated with the routine maintenance of interconnection equipment on JCP&L's side of the Point of

Interconnection.  Upon thirty days notice by Seller, prior to the planned

Date of Initial Commercial Operation and on each subsequent anniversary of such Date of Initial Commercial Operation, JCP&L shall provide an estimate

(for planning purposes only) and a description of the work to be performed in the succeeding year to conduct routine maintenance of interconnection equipment on JCP&L's side of the Point of Interconnection."



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     18.  Amendment to Article 5.6 (Interconnection Facility and Protective

Apparatus Design and Construction):  Article 5.6 is hereby added and reads as follows:



          "5.6:  Seller shall indemnify, hold harmless and agrees to defend

JCP&L from and against any and all liability, loss, cost and expense,

associated with any and all Federal, State and/or local income tax liability, arising out of or connected with the transfer from the Seller to

JCP&L of the Seller's Interconnection Facilities, Protective Apparatus,

Special Facilities and/or any and all associated and/or related structures,

equipment, facilities and devices in performance of, pursuant to and/or in connection with this Agreement.  JCP&L and Seller intend that such transfer shall be a Qualifying Facility transfer pursuant to IRS Advance Notice 88-

129.  Accordingly, Seller shall obtain, at its own expense, the report of an independent engineer regarding electricity sales by JCP&L to the Seller as provided by that Advance Notice."



     19.  Amendment to Article 6.1.  The last sentence of Article 6.1 is hereby deleted.



     20.  Amendment to Article 6.2 (Conditions Requiring



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Curtailment or Interruption of Deliveries of Electricity).  The last three lines of Article 6.2(a) are hereby amended to read as follows:  ". . . .

provided further that any such PJM requirement to reduce or interrupt such purchases does not exceed 600 hours in any calendar year, with the further provision that no more than 400 of the 600 hours shall occur during On-Peak

Periods."



     21.  Amendment to Article 6.4 (Maintenance Outages).  Article 6.4 is

hereby amended to read as follows:  "Seller shall furnish JCP&L with an annual forecast not later than December 15 of each year setting forth the expected dates and anticipated duration of each Planned Outage for the succeeding 36 months.  Seller shall update, on a monthly basis, the outage request schedule by the 15th day of each month.  Such updates shall be transmitted to JCP&L by telephone and promptly confirmed in writing.  JCP&L shall forward its response to an outage request not later than 10 days following JCP&L's receipt of such outage request.  Seller shall notify

JCP&L's dispatcher approximately 15 minutes prior to the approved outage period of its intent to remove the Generating Facility from service.

Seller shall also notify JCP&L concerning the cause and duration of any

Forced Outage."



     22.  Amendments to Article 6.5 and 6.6.



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          (a)  Article 6.5 is deleted in its entirety.



          (b)  Article 6.6 is hereby amended to read as follows:  "Seller shall not schedule or conduct Planned Outages during On-Peak Periods."



     23.  Amendments to Article 6.7.  Article 6.7 is hereby amended to read as follows:



          (a)  "Seller shall keep and maintain accurate and complete records for the Generating Facility containing such information regarding operation and maintenance of the Generating Facility and all associated equipment as is appropriate and consistent with industry practice and as may be necessary for JCP&L to comply with its applicable requirements.

JCP&L will advise the Seller of such requirements as in effect from time to time.  Seller shall make such records available to JCP&L for inspection and copying from time to time as JCP&L may reasonably request."



          (b)  "Seller shall maintain and classify outage statistics for the Generating Facility in accordance with the GPU System outage classification procedures as the same may be in effect from time to time.

Seller shall supply such statistics to



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JCP&L upon request.  In addition, Seller shall maintain or cause to be maintained such other records relating to the Generating Facility as may be reasonably required by the GPU System of cogeneration projects, and, upon written notice from JCP&L, will maintain or cause to be maintained such other records as the BPU, Federal Energy Regulatory Commission (FERC) or

other regulatory body having jurisdiction, may from time to time require."



     24.  Amendment to Article 6.9.  Article 6.9 is hereby amended to read as follows:  "Seller shall furnish to JCP&L on each January 1 following the

Date of Initial Commercial Operation satisfactory evidence that during the previous calendar year, Seller has performed or caused to be performed all manufacturer-recommended maintenance and testing of the Generating Facility and the Protective Apparatus and interconnection equipment, including circuit breakers, relays and auxiliary equipment.  Seller shall provide

JCP&L with at least 30 days prior written notice of its intent to test such equipment and JCP&L personnel or their representatives may, if JCP&L desires, observe such testing."



     25.  Amendment to Article 6.12 (Contract Capacity and Reduction of

Capacity Component of Price).  Article 6.12 is hereby amended to read as follows:



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          (a)  "When Operating Status Option I is selected, Seller shall,

at JCP&L's request, demonstrates the ability of the Generating Facility to provide JCP&L Contract Capacity within 30 days after the Date of Initial

Commercial Operation.  Thereafter, twice annually Seller shall, once during

On-Peak Period summer months and once during On-Peak Period summer months and once during On-Peak Period winter months demonstrate the ability of the

Generating Facility to provide Contract capacity for such period of time as is required by PJM from time to time for all PJM suppliers.  Seller's demonstration of Contract Capacity shall be at Seller's expense and conducted at a time and pursuant to procedures as may be required by applicable GPU System rules, regulations and guidelines.  If Seller fails to demonstrate the ability of the Generating Facility to provide at least

90% of the Base Contract Capacity, the Capacity Component of the price to be paid for Electricity pursuant to Article 9.1(b)(v) thereof shall be reduced to the following amount until Seller is able to demonstrate the ability to provide at least 90% of the Base Contract Capacity.



Demonstrated Capacity  X 5.97 cents/kWh



     Contract Capacity



     If Seller does not demonstrate the ability of the Generating Facility to provide at least 90% of the Base



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Contract Capacity during the applicable On-Peak Period, then a retroactive reduction of the Capacity Component of the price to be paid for Electricity pursuant to Article 9.1(b)(v) based upon the above formula will be applied to the entire applicable On-Peak Period.



     However, should Seller's failure to demonstrate the ability of the

Generating Facility to provide Contract Capacity be caused by a "force majeure" event as defined in Article 12 hereof, the provisions of this

Article 6.12 shall not apply until the "force majeure" has ceased to exist.



     Should Seller fail to demonstrate the ability of the Generating

Facility to provide at least 90% of Contract Capacity for any reason other than "force majeure", Seller shall have the right to schedule subsequent demonstrations at Seller's expense as soon as possible during The

Adjustment Period at a time mutually agreed upon by the Parties, but not later than 1 months following the last such demonstration.  The Capacity

Component of the price to be paid for Electricity pursuant to Article

9.1(b)(v) shall be immediately readjusted to its original formulation (i.e.

5.97 cents/kWh) following the expiration of The Adjustment Period provided

Seller has successfully demonstrated the ability of the Generating



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Facility to provide at least 90% of Contract Capacity during The Adjustment

Period.



     (b)  When Operating Status Option II is selected, Seller shall demonstrate the ability of the Generating Facility to provide JCP&L Base

Contract Capacity within 30 days after the Date of Initial Commercial

Operation.  Thereafter, twice annually at JCP&L's request, Seller shall,

once during On-Peak Period summer months and once during On-Peak Period winter months demonstrate the ability of the Generating Facility to provide

Base Contract Capacity for such period of time as is required by PJM from time to time for all PJM suppliers.  Seller's demonstration of Base

Contract Capacity shall be at Seller's expense and conducted at a time and pursuant to procedures as may be required by applicable GPU System rules,

regulations and guidelines.  JCP&L and Seller agree to use their reasonable best efforts to cause the capacity demonstration to be scheduled as early as practicable in each peak period.  If Seller fails to demonstrate the ability of the Generating Facility to provide at least 90% of the Base

Contract Capacity, the Capacity Component of the price to be paid for

Electricity pursuant to Article 9.1(b)(v) thereof shall be reduced to the following amount until Seller is able to demonstrate the ability to provide at least 90% of the Base



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Contract Capacity:



     Demonstrated Capacity x 5.97 cents/kWh

     Base Contract Capacity



     If Seller does not demonstrate the ability of the Generating Facility to provide at least 90% of the Base Contract Capacity during the applicable

On-Peak Period, then a retroactive reduction of the Capacity Component of the price to be paid for Electricity pursuant to Article 9.1(b)(v) based upon the above formula will be applied to the entire applicable On-peak

Period.



     However, should Seller's failure to demonstrate the ability of the

Generating Facility to provide Contract Capacity be caused by a "force majeure" event as defined in Article 12 hereof, the provision, of this

Article 6.12 for Base Contract Capacity shall not apply until the "force majeure" has ceased to exist.



     As part of the foregoing capacity test, Seller shall demonstrate the ability of the Generating Facility to provide JCP&L the Supplemental

Schedule A Capacity.  This test shall be conducted pursuant to procedures as may be required by applicable GPU System rules, regulations and guidelines.  If Seller fails to demonstrate the ability of the Generating

Facility to provide 100% of the sum



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of the Base Contract Capacity and the Supplemental Schedule A Capacity, the

Capacity Component of the price set out in Appendix I hereto for the

Supplemental Schedule A Capacity shall be reduced by an amount calculated using the following formula until Seller is able to demonstrate the ability of the Generating Facility to provide 100% of the sum of Supplemental

Schedule A Capacity plus the Base Contract Capacity.  (Supplemental

Schedule A Capacity will be based on the capacity which can be demonstrated according to GPU System rules above 92 MWH/Hr.)



The lesser of:

1.5 x (1- Demonstrated  Supplemental  Schedule  A  Capacity)  x  Applicable
          Supplemental
          Supplemental Schedule A Capacity        Schedule A Capacity
                                                  payment
                                                  pursuant to Appendix I.
                    or
          100%                x                   Applicable Supplemental
                                                  Supplemental Schedule A
                                                  Capacity payment pursuant
                                                  to Appendix I.


If Seller does not demonstrate the ability of the Generating Facility to provide at least 100% of the Supplemental Schedule A



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Capacity during the applicable On-Peak Period, then a retroactive reduction to the Supplemental Schedule A Capacity Component of the price to be paid for Electricity pursuant to Appendix I based upon the above formula will be applied to the entire applicable On-Peak Period.  If at any time during each consecutive three (3) year period commencing with the latter of the

Date of Initial Commercial Operation or the Effective Date of this First

Amendment (hereafter referred to as a "Supplemental Schedule A Nomination

Period") Seller fails to demonstrate the ability of the Facility to provide at least 1/3 of the Supplemental Schedule A capacity during any scheduled peak period capacity demonstration, and such failure results in a 100%

reduction of Supplemental Schedule A capacity payments for the applicable on-peak period, then Seller shall pay to JCP&L a penalty equal to 1.25% of the full Supplemental Schedule A capacity payments to be made to Seller over the entire Supplemental Schedule A Nomination Period, which penalty

Seller shall pay to JCP&L in six (6) equal monthly payments commencing in the month following the month such failure occurs.



     Should Seller's failure to demonstrate 100% of Supplemental Schedule A

Capacity be for any reason other than "force majeure", Seller shall have the right to schedule subsequent demonstrations at Seller's expense as soon as possible at a time mutually agreed upon by JCP&L and Seller, following a failed demonstration of



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Supplemental Schedule A Capacity.



     However, should Seller's failure to demonstrate the ability to provide

Supplemental Schedule A Capacity be caused by JCP&L's inability to accept delivery of such capacity, the provision of this Section shall not apply.

Demonstrated Capacity will be based on the earliest demonstration thereafter which JCP&L can accept.



     Should Seller's failure to demonstrate the ability to provide

Supplemental Schedule A Capacity be caused by a "force majeure" event, as defined in Article 12 hereof, there will be no penalty incurred for such documented "force majeure" period and no Schedule A Capacity payment will be made during such period.



     Seller shall demonstrate 100% of the applicable Supplemental Schedule

B Capacity when requested by JCP&L during scheduled Dispatch Periods.  If the Seller fails to demonstrate 100% of the Supplemental Schedule B

Capacity, the Supplemental Schedule B Capacity payment set out in Appendix

I hereto shall be reduced by an amount calculated using the following formula until Seller is able to successfully demonstrate such capacity, or the next succeeding Scheduled Dispatch Period, whichever occurs first.  In the absence of a Supplemental Schedule B Dispatch Period, Supplemental

Schedule B Capacity Payments will be based upon the



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last demonstrated Supplemental Schedule B Capacity until the next Dispatch

Period.  Seller may also demonstrate the ability of the Generating Facility to produce Supplemental Schedule B Capacity by self test in the absence of a Dispatch Period.  Such self test will be for a one hour period.  The payment for the energy delivered to JCP&L during this self test will be the applicable On-Peak or off-Peak PJM billing rate to GPU minus ten (10%)

percent.



     1.5 x (1- Demonstrated Supplemental Schedule B Capacity) x Applicable Supplemental
          Supplemental Schedule A Capacity        Schedule B Capacity

                                                  payment

                                                  pursuant to Appendix I.



     For purposes of this test, demonstrated Supplemental Schedule B

Capacity shall be the average output delivered during the Scheduled

Dispatch Period and shall not include sales to the Generating Facility's steam host, Base Contract Capacity at 100% output and Supplemental Schedule

A Capacity at 100% output.



     26.  Amendment to Article 6.13 (Electric Sales and Reduction of Energy

Component of Price):  Article 6.13 is hereby amended to read as follows:



     When Operating Status I is selected:



     "(a)  Seller shall sell Electricity to JCP&L continuously



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throughout the term of this Agreement and any extensions or renewals hereof at an annual level which is equal to or greater than 90% of the Theoretical

Output using the Contract Capacity.  For the purposes of this Agreement,

the Theoretical Output which could be sold in any calendar year using the

Contract Capacity shall be determined by the following formula:



A = 92,000 x (8760-B-C) where,

A = Theoretical Output expressed in kilowatt hours;



B = Non-generating hours as required by JCP&L due to curtailment or interruption caused by JCP&L and for which the Seller is not at fault, or a

:force majeure";



C = Planned Outage Hours for a major facility overhaul as furnished to

JCP&L pursuant to Article 6.4.



Annual or yearly periods for determining sales of Electricity to JCP&L shall be based on a calendar year.



Failure to maintain Electricity sales equal to or greater than 90% of the

Theoretical Output for any calendar year, which shall be the twelve calendar months beginning on January 1 of each year, shall result in a reduction in the energy component



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of the price pursuant to Article 9.1(b) to be paid for Electricity in the following year.



     (b)  To determine whether there is to be an energy component price reduction in any year, beginning with January 1 of the second calendar year of Commercial Operation, the actual annual amount of Electricity sold by

Seller to JCP&L in the most recent year, less sales of Electricity during the same period in excess of Maximum Hourly Production, the resulting difference being referred to hereafter as the "Annual Electricity Sold"

shall be compared to the Theoretical Output.  If the Annual Electricity

Sold to JCP&L in the most recent year is less than 90% of the Theoretical

Output, then the energy component of the price (Article 9.1(b)) to be paid for Electricity in the following year shall be calculated in accordance with the following formula:



E = (Y/A) x P where



E = Energy Component of Price



Y = Annual Electricity Sold, expressed in kilowatt hours



A = Theoretical Output expressed in kilowatt hours



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



P = Fixed plus Variable Energy Component Price as specified in Article

9.1(b) and applicable to the contract year.



     (c)  In all cases, pricing will be determined and effective in accordance with this Article 6.13 for each 3 month adjustment of the energy component of the price set forth in Article 9.1(b) beginning with January 1 of the year the reduction will take effect and remain in effect until the following January 1.  When the Seller has in the most recently completed calendar year achieved in Annual Electricity Sold result of at least 90% of the Theoretical Output, the Fixed plus Variable Energy Component of the price in the following year will be returned to 100% of that specified in

Article 9.1[b].



     (d)  If JCP&L determined there should be an energy component price reduction, it shall submit a statement to Seller within 30 days after the end of a calendar year, which shall contain the calculation as performed pursuant to Article 6.13(b) (referred to hereafter as the "Pricing

Statement").  Seller shall promptly (but in any event, within fifteen (15)

days following receipt) advise JCP&L of any objections to the Pricing

Statement.  All such objections shall be settled by the



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Parties as expeditiously as possible.



     (e)  If JCP&L does not receive written notice from Seller concerning

Seller's objection to a Pricing Statement within fifteen (15) days from the date of its receipt by Seller, said Pricing Statement shall be binding,

absent manifest error, upon Seller and upon JCP&L.



When Operating Status Option II is selected:



     (a)  Seller shall provide Base Contract Capacity and dispatchable energy to JCP&L at a level which results in a Facility Available Factor based on Base Contract Capacity and Supplemental Schedule A Capacity for

each calendar year (a "Performance Year") at least equal to the Company

Availability Factor for the immediately preceding calendar year.



     (b)  Subject to paragraphs (h) and (I) below, if for any Performance

Year the Facility Availability Factor is less than the Company Availability

Factor for the immediately preceding calendar year, the Seller shall be assessed a performance penalty for such Performance Year, equal to the weighted average of the PJM capacity deficiency payment rate for that year multiplied by the difference between the Company



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Availability Factor and the Facility Availability Factor multiplied by the sum of the Base Contract and the Supplemental Schedule A Capacity.



     (c)  For purposes of calculating the Facility Availability Factor, the

Facility will not be penalized during the relevant Performance Year due to a "force majeure" event or negligent actions or inactions by JCP&L which prevent JCP&L from accepting deliveries from the Facility.



     (d)  Notwithstanding anything contained in this Article VI or this

Agreement to the contrary, Seller shall not be liable for and no performance penalty payment shall be payable if the Facility Availability

Factor for a Performance Year is at least 85%.



     (e)  JCP&L shall submit to Seller a performance penalty payment statement setting forth the amount of any performance penalty payment to be made by the Seller to JCP&L pursuant to this Article VI within 90 days after the close of each Performance year.



     (f)  If JCP&L does not receive written notice from Seller of any objection to the performance penalty payment statement



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within 15 days from the date of receipt thereof, said performance penalty payment statement shall be deemed conclusive and binding on the parties absent manifest error.



     (g)  Seller shall make any performance penalty payment due to JCP&L in

6 equal monthly payments by applying said monthly payments against amounts due from the Company for output delivered during the first six months following the receipt by Seller of the performance penalty payment statement.  If Seller does not deliver sufficient electric energy to JCP&L in any month to allow the full set-off of the monthly payment as provided herein, Seller shall pay to JCP&L no later than 10 days following the date of Seller's receipt of JCP&L's invoice therefor any amount which cannot be set-off.  Any and all amounts due and owing to JCP&L under this Article VI shall be immediately due and payable by Seller in the event of a termination of the Agreement.



     27.  Amendment to Article 6.14 (Electricity in Excess of Maximum

Hourly Production):  Article 6.14 is hereby amended to read as follows:

"Subject to the provisions of Article 6.2 hereof, when Operating Status

Option I is selected, JCP&L shall accept additional megawatt hours per hour of Electricity in excess of the Contract Capacity of 92 megawatt hours per hour, pursuant to the
pricing formula in Article 9.1 adjusted as follows:



Electricity -% in excess                 Price as a Percentage
   of 92 MW per hour                    of Article 9.1[b] Price

     up to 1                                 90%
     1   to 2                                80%
     2   to 3                                70%
     3   to 4                                60%
     above 4                                 50%


     28.  Amendment to Articles 6.15 and 6.16:  Articles 6.15 and 6.16 are

deleted in their entirety.



     29.  Amendment to Article 6.18 (Operating Options):  Articles 6.18 is

hereby amended to read as follows:  "Seller must, 6 months prior to every third year anniversary of the Date of Initial Commercial Operation, elect to operate its Generating Facility in parallel with JCP&L's electric system for the next 3 years pursuant to one of the following options.



          (a)  Operating Status Option I:  Seller shall sell to JCP&L the

Base Contract Capacity of 92 MWH/Hr. and associated energy.  Seller may sell any output in excess of the Base Contract Capacity at the rates set forth in Article 6.14.



          (b)  Operating Status Option II:  Seller shall sell to JCP&L Base

Contract Capacity of 92 MWH/Hr. and associated energy and offer annually for the following three years

Supplemental Schedule A Capacity and on a daily basis.  Supplemental

Schedule B Capacity.  The Seller shall also make any energy above the Base

Contract Capacity fully dispatchable by JCP&L.



     (c)  The Seller must specify, in writing, the Operating Status Option it will initially follow at least 4 months prior to the Date of Initial

Commercial Operation, and must specify the amount of Supplemental Schedule

A Capacity, if any, which Seller has selected for the initial Supplemental

Schedule A Nomination Period no later than the Date Initial Commercial

Operation.  Thereafter, at least 6 months prior to every third-year anniversary of the Date of Initial Commercial Operation, Seller must notify

JCP&L in writing concerning the Operating Status Option and the amount of

Supplemental Schedule A Capacity, if any, which Seller has selected for the succeeding Supplemental Schedule A Nomination Period.



     30.  Amendment to Article 7.0 (Delivery and Metering):  The following sentence shall be added to the end of Article 7.0:  "Seller shall reimburse

JCP&L for the reasonable costs of all meters and equipment used for the measurement of Electricity, and shall also reimburse JCP&L for costs involved with the inspection and periodic testing of such meters."

     31.  Amendment to Article 7.2:  Article 7.2 is hereby amended to read as follows:  "For purposes of monitoring the generator operation, JCP&L shall have the right to require, at Seller's expense, the installation of generation telemetering and control of selected breakers and switching equipment.  Seller will also be responsible for the operating and maintenance costs associated with the metering and telemetering equipment."



     32.  Amendments to Articles 8.1, 8.2., 8.3., 8.4(c), 8.5 and 8.6:



     (a)  Article 8.1 is hereby amended to read as follows:  "Seller agrees to deliver and JCP&L agrees to purchase Net Electric Energy and Contract

Capacity generated by the Generating Facility pursuant to the terms and conditions of this Agreement.  Not later than August 30 of each year,

Seller will provide a schedule of expected monthly generated for the next 3 years.  Seller will provide each week by Thursday at 9:30 a.m. or by

Wednesday at 9:30 a.m. if Thursday at 9:30 a.m. or by Wednesday at 9:30

a.m. if Thursday or Friday is a scheduled holiday for JCP&L,. a schedule of expected hourly output for the coming week.  The schedule for each day will be confirmed on the preceding workday.  Seller will promptly inform JCP&L of any occurrences which will cause a change to the expected hourly output schedule".



     (b)  Article 8.2 and 8.3 are hereby deleted in their entirety.



     (c)  Article 8.4(c) is hereby amended to read as follows:  "Conditions on the PJM System are such that generators of all PJM member utility are required to reduce generation to minimum levels during periods of low load in accordance with Section 9.00 of the Alert and Emergency Procedures contained in the PJM Interconnection Operating Instruction OI-B.11 and

pursuant thereto JCP&L has received a request from the PJM interconnection dispatcher to reduce or interrupt purchases from generation external to

PJM, provided that any such PJM requirement to reduce or interrupt such purchases shall not exceed 600 hours in any calendar year, and provided further that no more than 400 of the 600 hours shall be during On-Peak

Periods."



     (d)  Article 8.5 is hereby added and reads as follows:



8.5  (a)  When Operating Status Option II is selected, JCP&L shall have full dispatching control of the output generated by the Generating Facility above the Base Contract Capacity subject to paragraphs (b) through (d)

below.

     (b)  The Seller will supply to JCP&L by the tenth calendar day of each month a cents/kWh energy price for the succeeding month, not to exceed 2 times the Base Contract Capacity Energy Component Price, for output above the Base Contract Capacity level and also an estimate of the daily dispatchable capacity (Supplemental Schedule A and Supplemental Schedule B

Capacity) available.  JCP&L shall use reasonable efforts to provide Seller with a monthly operating forecast for the succeeding month by the 20th day of each month.  The monthly operating forecast will contain the hours JCP&L expects to require dispatch of the Generating Facility and the level of output at which it expects the Generating Facility to operate for each day during the next month.  Such operating forecast is intended solely for use by Seller in planning fuel purchases and shall not create an obligation on

JCP&L to dispatch the Generating Facility.



     (c)  JCP&L will supply a more detailed monthly operating plan on or about the 30th day of each month.  Thereafter, JCP&L will provide a weekly operating plan to Seller by 3:00 p.m. Friday of each week for implementation the following Monday.  The weekly operating plan as amended shall be used by Seller to plan maintenance and work schedules.  Seller will provide
each day by 9:30 a.m. the level of dispatch capacity (both Supplemental

Schedule A and Supplemental Schedule B Capacity) available for the next day.  Unless otherwise agreed, Seller will be prepared to commence a dispatchable level operation within thirty (30) minutes of receiving a

Scheduled Dispatch Period request from JCP&L.  Shut-Down Periods will commence immediately upon notification by JCP&L.



     (d)  The normal dispatchable level of output is expected to be the sum of the Supplemental Schedule A and Supplemental Schedule B Capacity.



     (e)  Article 8.6 is hereby added and reads as follows:



     "8.6 In recognition of the understanding of the parties hereto that any payments made pursuant to this Agreement are intended by the parties to be treated as received in the year in which such payments are due, Seller acknowledges that the parties intend that JCP&L shall have a deductible expense, and the Seller shall have taxable income or expense, as the case may be, with respect to any payments made to the Seller under this

Agreement.  Seller shall not take a contrary or inconsistent position with respect to the foregoing on
any federal, state or local tax return, before any taxing authority or in any related tax proceeding."



     33.  Amendments to Article 9 (Price):  Article 9 is hereby amended to read as follows:



          9.1  (a)  The price for all energy 1) delivered prior to the Date of Initial Commercial Operation and 2) delivered in excess of 92 MWH/Hr.

during Start-Up and Shut-Down Periods when Operating Status Option II has been selected, thereafter, will be the applicable On or Off-Peak PJM billing rate to GPU minus ten (10) percent.



          (b)  The price for Contract Capacity, if Operating Status Option

I is selected, or Base Contract Capacity, if Operating Status Option II is

selected, delivered to JCP&L shall consist of an energy component and a capacity component.



The energy component shall be as follows:



     (i)  a fixed energy component equal to 1.362 cents per kWh shall be paid for the first twelve years of the term hereof following the Date of

Initial Commercial Operation; plus



     (ii) a Variable energy component equal to 2.347 cents per kWh which represents 85% of the 1988 hourly average PJM billing rate to GPU plus 10%.



The energy component of the price for Contract Capacity shall be varied according to the time of delivery as follows:



     (iii)     during On-Peak Hours, the sum of the Fixed and Variable

energy component of price shall be multiplied by 127%.



     (iv) during Off-Peaks Hours, the sum of the Fixed and Variable energy component of price shall be multiplied by 85%.



The Fixed energy component of price shall not be paid during years thirteen through twenty from the Date of Initial Commercial Operation.



The capacity component for Contract Capacity shall be as follows:



     (v)  1.21 cents per kWh averaged over all hours.  The capacity component will, however, be paid only for kWh delivered during the On-Peak

Period at the rate of 5.97 cents per kWh.



     (vi) There will be no capacity component payment during the Off-Peak Period.



     Amendment to Article 9.2 (Index):  Article 9.1 is hereby amended to read as follows:  "With respect to the Contract Capacity or Base Contract

Capacity delivered to JCP&L, depending upon the Operating Status Option which is in effect, the variable portion of the energy component of price will be adjusted every three months during the term hereof commencing on

January 1, 1990 by a percentage equal to the lower of the percentage change in the gas or oil average price for the four quarters ending with the quarter prior to the quarter immediately preceding the current quarter compared to the value for the calendar year 1988 as published for JCP&L plants in the DOE/EIA Publication "Cost and Quality of Fuels for Electric

Plants".

Example:  (Not based on actual index results)

1988 Variable Price = 2.347

          Oil Cost                           Gas Cost

Calendar Year 1988          = 2.0       Calendar Year 1988            = 2.1
Four Quarters ending 9/1989 = 2.4       Four Quarters ending 9/1989   = 2.3
     Percentage Change        20%                                       10%

The index change which would be used in this example for the January 1,

1990 adjustment is .10 corresponding to the lower percentage change of the two indices.



The variable energy component of the price for the succeeding three months will be equal to the 1988 variable energy component of the price

(2.347 cents/kwh) multiplied by the sum of one plus the lower percentage change of the indices.



Variable energy component for succeeding three months =

     2.347  * [1 + .1] = 2.582



     A new Article 9.3 is added to read as follows:



     9.3  If Operating Status Option I is selected, any energy delivered in excess of the Base Contract Capacity will be purchased at the rates set forth in Article 6.14.  If Operating Status Option II is selected, a payment for Supplemental Schedule A Capacity and Supplemental Schedule B

Capacity will be made in accordance with Appendix I.  The price for dispatchable energy will be the price supplied by Seller in Article 8.5(b).

No payment will be made for energy in excess of 92 Mwh/hr during Non

Scheduled Dispatch Periods.



     34.  Amendment Article 10.3.  A New Article 10.3 is hereby added and reads as follows:



          10.3 Commencing with the month in which the Date of Initial

Commercial Operation occurs, Seller shall pay to the Company a monthly administration fee in the amount of $1,440.  Such fee shall be offset against JCP&L's payment to Seller pursuant to

Section 10.1.  This fee is be adjusted annually based upon the change in

Gross National Product Deflator Index.



     35.  Amendment to Article 10.4:  A new Article 10.4 is hereby added and reads as follows:



          10.4 The Company shall have the right to set off at any time against any and all amounts which may be due and owing from the Company to the Seller under this Agreement the full cost of any and all materials,

equipment, services and supplies for which payment is past due.



     36.  Amendment to Article 12 (Force Majeure):  Article 12 is hereby amended to read as follows:



          12.1 (a)  The term "force majeure" as used herein means

unforeseeable causes beyond the reasonable control of and without the fault or negligence of the party claiming "force majeure", including but not limited to acts of God, strike, flood, earthquake, storm, fire, lightening,

epidemic, war, riot, civil disturbance, sabotage, change in law or applicable regulation subsequent to the date hereof and action or inaction by any federal, state or local legislative, executive, administrative or judicial agency or body which, in any of the foregoing cases, by exercise of due foresight such party could
not reasonably have been expected to avoid, and which, by the exercise of due diligence, it is unable to overcome.



          (b)  Anything to the contrary contained in Section 12.1(a) or otherwise in this Agreement notwithstanding, except as may expressly be provided in Section 12.1(a), the term "force majeure" shall not include any of the following:



               (i)  Any reduction, curtailment or interruption of

generation or operation of the Generating Facility, whether in whole or in part, or the ability of JCP&L to accept or transmit electricity generated by the Generating Facility which reduction, curtailment or interruption is caused by or arises from the action or inaction of any third party,

including without limitation, any vendor or supplier to the Generating

Facility or JCP&L of materials, equipment, supplies or services, unless,

and then only to the extent that, any such action or inaction would itself be excused hereunder as a "force majeure";



               (ii) Any outage, whether or not due to the fault or

negligence of JC&L or the Seller, of the Generating Facility or JCP&L's

system attributable to a defect or
inadequacy in the manufacture, design or installation of the Generating

Facility or JCP&L's facilities of equipment or to a breakdown of their mechanical or electrical equipment that prevents, curtails, interruption or reduces the ability of the Generating Facility to generate electricity or the ability of JCP&L to period its obligations hereunder; or



               (iii)     Changes in market conditions that affect to cost

or availability of the Generating Facility's prime or alternate fuel supply or demand for the Seller products or affect JCP&L's fuel supplies or alternate supplies of electric energy or customer demand therefor.



          12.2 Except for the obligations of either party to make required payments under this Agreement, the parties shall excuse from performing their respective obligations under Agreement and shall not be liable in damages or otherwise and to the extent that they are unable to so perform or prevented from performing by a "force majeure", provided:



               (a)  the non-performing party, as promptly as practical

after the occurrence of the "force majeure", but in no later than 14 days thereafter, gives the other party was notice describing the particulars of the occurrence;

               (b)  the suspension of performance is of no greater scope

and of no longer duration than is reasonably required by the "force majeure";



               (c)  the non-performing party uses its best efforts to

remedy its inability to perform; and



               (d)  as soon as the non-performing party is able to resume performance of its obligations excused as a result of the occurrence, its shall give prompt written notification thereof to the other party.



     12.3 Neither party shall be required to settle any strike, walkout,

lockout or other labor dispute on terms which, in the sole judgment of the party involved in the dispute, are contrary to its interest, it being understood and agreed that the settlement of strikes, walkouts, lockouts or other labor disputes shall be entirely within the discretion of the party having such dispute.



     12.4 (a)  Either party may terminate this Agreement upon 10 days written notice if, following the Date of Initial Commercial Operation (1)

the generating Facility is either
destroyed or substantially damaged and the Seller advises JCP&L that it does not intend promptly to reconstruct or repair the Generating Facility,

or (2) an event of "force majeure" hereunder prevents either party from substantial performance of its respective obligations hereunder for a period of 24 consecutive months; provided, however, that this Agreement may not be so terminated if the party prevented from performing due to such

"force majeure" event (i) is to the reasonable satisfaction of the other party, unable despite use of its best efforts, to overcome the effects of such "force majeure" during such 24 months and (ii) demonstrates to the reasonable satisfaction of the other party that the effects of such "force majeure" can nevertheless be overcome and that it is diligently applying its best efforts to do so.  The party prevented from performing shall at its expense provide the other party not later than 60 days following a request therefor with an opinion of an independent engineering firm,

reasonably acceptable to such other party, supporting the matters set forth in (ii) above.  Failure to provide such an opinion shall be adequate ground for termination of this Agreement.



          (b)  Upon termination of this Agreement as provided in

subparagraph (a) above, the parties shall have no further liability or obligation to each other except for (i) any obligation arising prior to the date of such termination; and (ii) payment in full by the Seller of any performance penalty payments which may be owed to the Company pursuant to Article VI hereof.



     37.  Amendment to Article 13 (Insurance Liability and

Indemnification):  Article 13.1 is hereby amended to read as follows:



          (a)  Seller agrees to keep, or cause its contractors to keep, the

Generating Facility continuously insured with reputable insurance companies against loss or damage in the amounts and for the risks that property of similar character is usually so insured by entities owning and operating like properties.



          (b)  Seller shall maintain, or cause its contractors to maintain,

in effect insurance coverage for the Generating Facility with initial minimum limits as follows:


          Insurance                          Limits

1.     a.  Worker's Compensation Insurance          As required by statute
   b.  Employer's Liability Insurance        $1,000,000

2.   Comprehensive General Liability (Public Liability) Insurance
  Including:
   a.   Bodily Injury                        $1,000,000 per occurrence
          and                                     and
   Property Damage                           $1,000,000 per occurrence
                         or
   b.   Bodily Injury and                        $1,000,000
      Property Damage                     combined single occurrence
   c.   Personal Injury                     $1,000,000 per occurrence

3. Automobile Liability Insurance (owned, hired & non-owned):
   a.   Bodily Injury                            $1,000,000 per Accident
   b.   Property Damage                     $1,000,000 per Accident

          (c)  At the time Seller accepts the Generating Facility from its turnkey contractor, Seller shall also procure or cause to be procured and maintain in effect business interruption insurance (or in lieu thereof, an operating and maintenance agreement for the Generating Facility with a reputable equipment manufacturer containing availability guarantees for the

Generating Facility which agreement shall be satisfactory to JCP&L).



          (d)  JCP&L may, upon 90 days prior written notice, require Seller and Seller shall, from time to time, increase the foregoing initial limits to amounts which shall be reasonable, based upon (a) commercial availability of such increased limits on commercially reasonable terms, and

(b) the location, size and type of the Generating Facility, to meet changed circumstances and then current industry practice.



          (e)  Seller's liability insurance (other than its worker's compensation insurance) shall include provisions or endorsements (a) naming

JCP&L as an additional insured, (b) stating that such insurance is primary insurance with respect to the interest of JCP&L and that any insurance maintained by JCP&L is excess and not contributory insurance with the insurance required hereunder, and (c) providing that such policies shall not be canceled or their limits of liability reduced except upon 30 days prior written notice to JCP&L.



          (f)  A copy of each such insurance policy, certified as a true copy by an authorized representative of the issuing insurance company or in lieu thereof, a certificate in form satisfactory to JCP&L certifying that such insurance is in effect, shall be furnished to the JCP&L not less than

30 days prior to the commencement of construction of the Interconnection

Facilities and 15 days prior to the expiration date of each such policy.



     38.  Effectiveness; Further Agreements:  This First Amendment,

together with the Agreement, constitutes the complete agreement between the

Parties, and may only be further modified by written agreement signed by both parties. It is expressly understood by the

Parties that this First Amendment shall only become effective upon its approval by the New Jersey Board of Public Utilities ("BPU").  The Parties

agree to submit the amendment to the BPU for approval promptly, and to take all reasonable steps to secure its prompt approval by the BPU.  In the event that the BPU refuses to approve this First Amendment, or requests modifications thereto, the Parties agree to negotiate in good faith appropriate revisions hereto.  If after such good faith efforts, the

Parties cannot agree on a revised First Amendment, the Parties shall retain all legal rights, and this First Amendment shall not serve to waive any rights which either Party may have at law or in equity.



     39.  Counterparts.  This First Amendment may be signed in two or more counterparts, all which taken together shall constitute one and the same agreement.

     IN WITNESS WHEREOF the undersigned have duly executed this First

Amendment as of the date first above written.



JERSEY CENTRAL POWER &             O'BRIEN (PARLIN)

LIGHT COMPANY                      COGENERATION, INC.



/s/                                Sanders D. Newman

Date: 6/11/91                      Date: 3/19/91

                                Appendix I

                            Capacity Schedules


                         Schedule "A"             Schedule "B"

Year                     S/MW-Month               S/MW-Day

1991                     5534                      92.15
1992                     8492                      96.36
1993                     8132                     101.36
1994                     7733                     107.51
1995                     7356                     113.95
1996                     7000                     120.46
1997                     6661                     128.06
1998                     6322                     135.72
1999                     5987                     143.87
2000                     5652                     152.07
2001                     5312                     161.63
2002                     4978                     165.73
2003                     4643                     154.59
2004                     4303                     142.88
2005                     3968                     132.10
2006                     3659                     121.81
2007                     3405                     113.32
2008                     3180                     105.57
2009                     2955                      98.40
2010                     2730                      90.90
2011                     2438                      81.14

                                Appendix II

                Gas Turbine Capacity vs. Temperature Table

Temperature                                  Capacity Factor

     90                                      1.0

     80                                      1.04

     70                                      1.09

     60                                      1.13

     50                                      1.18

     40                                      1.22

     30                                      1.26

                                Appendix II

                      Capacity vs. Temperature Table

                             To be provided by

                             O'Brien (Parlin)
                            Cogeneration, Inc.

                               Appendix III

                      EQUIVALENT AVAILABILITY FACTOR


The equation used to calculate Equivalent Availability Factor is:

     EAF (%)   =    AH - (EFPOH - EMPOH - EPPOH) X 100%
                                   PH

WHERE:

EAF = Equivalent Availability Factor

AH = Available Hours which are the time a unit is capable of producing energy, regardless of its capacity level.

PH = Period Hours which are the total calendar time for the period (year).

EFPOH
EMPOH
EPPOH = Equivalent Forced, Maintenance, and Planned Partial Outage Hours. These are the number of hours a unit was involved in a less than 100 percent outage expressed as equivalent hours of full outage at the unit'' net summer installed capacity. Equivalent hours are calculated using the following formula.

                    E = (D1 x T1)
                    -------------
                         C

WHERE:

E    =    Equivalent Outage Hours
D1   =    Capacity duration for outage I, MW.
T1   =    Time accumulated during outage I, hrs.
C    =    Base Contract Capacity and Supplemental Schedule A Capacity.

                                Appendix IV

                       Capacity Payment Methodology


Capacity Test - Base and Supplemental Schedule A Capacity

     1. Test results will be based on the delivery to JC through the billing meter.
       Test may be scheduled any time except during minimum load problems on JC or PJM system.
     2. During the first season, payment will be based on the initial demonstration of Contract Capacity until the final test has been completed.
     3. During subsequent seasons, payments will be based on the previous season's test results until the new test is completed.

Capacity Test - Schedule B Capacity

     1. Capacity shall be the average output delivered during the scheduled dispatch period. Because of metering limitations, this will be limited to whole clock hours.
     2. When the facility is not dispatched, payment will be made for nominated capacity.
     3. If nominated capacity exceeds that demonstrated during the last scheduled dispatch period, supplier must demonstrate this capacity for one clock hour. The energy above 92 MW will be priced at the applicable PJM billing rate minus 10%.

Capacity Payments - Base

     Payment are made for on peak, on season energy up to 92 Mwh/hr
     Rate is $0.0597/kWh adjusted for penalty, if any.
     Final rate will be applied to the entire peak period.
     Any overpayment will be adjusted in the last month of the peak period.

Capacity Payments - Schedule A

     The monthly values in Appendix I will be multiplied by 12/7 and paid only in peak months.

     The rate will be adjusted by the penalty, if any.
     Any overpayment will be adjusted in the last month of the peak period.

Capacity Payment - Schedule B

     The daily capacity rate will be adjusted for the penalty, if any.
     The penalty, if any, will be calculated using only full dispatch hours.
     The nominated capacity will be limited to that demonstrated during the most recent dispatch period unless the supplier demonstrates the higher value for one clock hour at his expense.

Example 1a

Assumptions

     Base Capacity = 92
     "A" Capacity  = 20
     1-91 Verification Test = 112 @ 92 F
     8-91 Verification Test = 106 @ 92 F

There will be no penalty on base capacity since it was demonstrated. All on peak kWh delivered in June, July, August and September will be paid for at 5.97 cents/kWh.

"A" capacity payments will be made in full during June, July and August since "A" capacity was demonstrated in January. Penalty will be calculated and applied in September bill.

The applied rate = $5,534/MW-mo. X 12/7 = $9,487/MW-mo.
June 20 MW x $9,487/MW-mo. = $189,740
July 20 MW x $9,487/MW-mo. = $189,740
August 20 MW x $9,487/MW-mo. = $189,740

Capacity Price Reduction Factor (CPRF) = 1.5 (1-(14/20)) = 45%
Final capacity rate = $9,487 (1-.45) = $5,218/MW-mo.

Summer Period Payment = 20 MW x 4 months x $5,218/MW-mo = $417,440
June-August Payment   = $189,740 x 3                    = $569,220
September Payment     =                                 - $151,780

This amount will be deducted from the September base capacity payment.

Example 1b

Assumptions

     Base capacity = 92
     "A" capacity  = 20
     8-91 Verification Test = 106 @ 92 F
     8-91 CPRF = 45%
     2-92 Verification Test = 98 @ 92 F

1991 initial capacity rate = 5,534 x 12/7 x .55 = $5,218/MW-mo
1992 initial capacity rate = 8,492 x 12/7 x .55 = $8,007/MW-mo

December = 20 MW x $5,218/MW/mo. = $104,360
January     = 20 MW x $8,007/MW/mo. = $160,140

December Actual = 20 MW ($0/MW-mo)      =    $
Jan-Feb Actual  = 20 MW ($0/MW-mo) x 2 mo. = $
December reversal                            $104,360
January reversal                             $160,140
Net adjustment to February base capacity     $264,500

Since the demonstrated availability of 30% (=6/20) falls below the (1/3) availability threshold specified in Section 25(b) of the First Amendment, an amount equal to 1.25% of the Full Supplemental A Capacity payment for the entire Nomination Period is assessed as follows:

0.125 x [20 MW x $5534 x 12 mo. + 20 MW x $8492 x 12 mo. + 20 MW x 8132 x
12 mo.] = $66,474.

Six (6) equal monthly payments of $11,079 would be paid by Seller starting in February.

Example 1c

Assumptions

     Base capacity = 92
     "A" capacity = 20
     2-92 Verification Test = 98 @ 92 F
     2-92 CPRF = 105%, capped at 100%
     7-92 Verification Test = 112

Initial capacity rate = $8,492 x 12/7 x (1-1) = $0/MW-mo

June = 20 MW ($0/MW-mo) = $0

7-92 CPRF = 1.5 (1-20/20) = 0
Final capacity rate = $8,492 x 12/7 = $14,558/MW-mo

June, July Actual = 20 MW x $14,558/MW-mo x 2 mo =$582,320
Reversal of June Payment                          $      0
July Payment                                      $582,320

August Payment      = 20 x $14,558 =              $291,160
September Payment   = 20 x $14,558 =              $291,160

Example 2

Assumptions

     Base capacity  = 92
     "A" capacity   = 20
     Year = 1991

Determination of "B" capacity delivery

     Average delivery to JC   117
     Base capacity            -92
     "A" capacity             -20
     "B" capacity delivery      5



Day            Mon       Tues      Wed       Thu       Fri         Sat
"B" Capacity
    Nominated    5          5        4*        5***      5           5
"B" Capacity
    Dispatched   0          5        0         0         0           0
"B" Capacity
    Delivered    0          4        5**       0         0           0
CPRF             0        0.3        0         0         0           0
Schedule B Rate  92.15     92.15     92.15     92.15     92.15       92.15
Actual Rate      92.15     64.51     92.15     92.15     92.15       92.15
Actual Payment  460.75    322.55    368.60    460.75    460.75      460.75


*    Nomination limited to amount previously demonstrated
          Actual capacity delivered and associated penalties, if any, will be based on the billing meter. Allowable capacity nominated will, by necessity, be based on values telemetered to JCP&L. Nominated capacity will not be retroactively adjusted when the billing meter is read.

**   Seller demonstrated 5 MW at his expense.

***  Seller may now nominate 5MW until it is dispatched and not made.

                                Appendix V

                        Energy Payment Methodology

Parsing of hourly energy values:

     If the dispatch request is not for full hours, partial dispatch hours will be considered full dispatch hours.

     If the dispatch request is for full hours, the hour before dispatch and the hour after dispatch will be considered ramp hours.

     If the dispatch period starts on a partial hour, subtract the contract ramp time from the start time. If still in the same hour, no ramp time will be billed. If part of ramp time is in previous hour, entire previous hour will be considered ramp hour.

Assumptions for example:

     Base capacity                 -  92  mw
     "A" capacity                  - 110  mw
     "B" capacity                  - 118  mw
     Ramp up time                  -  20  min
     Ramp down time                -  10  min
     Peak season weekday
     Base energy cost - Fixed      1.362 cent/KWH
                        Variable   2.775 cent/KWH
                        Total      4.137 cent/KWH

On Peak   =    5.254 cent/KWH
Off Peak  =    3.516 cent/KWH

Dispatch energy cost 4.5 cent/KWH
PJM billing rate - On Peak 3.5 cent/KWH x .9 = 3.15 cent/KWH
              Off Peak 2.5 cent/KWH x .9 = 2.25 cent/KWH
"B" capacity dispatched from 1030 to 1400

Notes:    The example does not show the effect of regulation.
     The example is for a day.  The PJM billing rates are for the month.

                               MWH RECEIVED

HOUR      TOT     BASE OFPK   BASE ONPK DISP PJMOFPK   PJMONPK   FREE

 1          90        90
 2          91        91
 3          89        89
 4          91        91
 5          88        88
 6          70        70
 7          94        92                                            2
 8          92        92
 9          91                   91
10          90                   90
11         108                   92     16
12         118                   92     26
13         117                   92     25
14         116                   92     24
15          95                   92                         3
16          91                   91
17          90                   90
18          89                   89
19          88                   88
20          89                   89
21          90        90
22          90        90
23          91        91
24          89        89
Total     2247      1063       1088     91   0              3       2

                                  INVOICE


Energy Type         Output         Rate            Bill $
Base OFPK           1,063,000      3.516          37,375.08
Base ONPK           1,088,000      5,254          57,163.52
Disp                   91,000      4.500           4,095.00
PJM OFPK                    0      2.250                  0
PJM ONPK                3,000      3.150              94.50
FREE                    2,000      0.000                  0

Total               2,247,000                     98,728.10